Exhibit 99.1

STONEMOR PARTNERS L.P. ANNOUNCES AGREEMENT TO SELL OAKMONT MEMORIAL PARK & MORTUARY TO CARRIAGE SERVICES, INC. FOR $33 MILLION

TREVOSE, PA – December 4, 2019 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced it has signed a definitive agreement to sell the assets of Oakmont Memorial Park & Mortuary (“Oakmont”) located in Lafayette, California, to Carriage Services, Inc. for a total purchase price of $33 million in cash, subject to customary working capital adjustments.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “The sale of Oakmont is a significant achievement in accordance with our previously announced divestiture strategy. It allows us to divest assets at attractive multiples, reduce debt levels and improve the cash flow and liquidity profile of the business.

“Additionally, this sale represents a pivotal first step in optimizing our operating footprint. We remain focused on executing our divestiture strategy in geographic areas where we lack meaningful operating scale. This will allow us to focus our efforts and investments in markets where we can effectively leverage our economies of scale to further improve the profitability of the business. We expect to finalize additional transactions supporting our divestiture strategy by the end of the 1st quarter of 2020.”

Per the indenture governing its Senior Secured PIK Toggle Notes (“Senior Notes”), StoneMor will use all of the net proceeds from this sale to redeem a portion of its outstanding Senior Notes.

The transaction is expected to close, subject to confirmatory due diligence and regulatory approvals, in early January 2020.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 321 cemeteries and 89 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

CONTACT:	Investor Relations
StoneMor Partners L.P.
(215) 826-4440

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated closing date for the sale, as well as continued implementation of the Partnership’s divestiture strategy, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt and resume paying distributions, with the proposed merger and whether and when the transactions contemplated by the merger and reorganization agreement will be consummated, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to: uncertainties associated with future revenue and revenue growth; uncertainties associated with the integration or anticipated benefits of recent acquisitions or any future acquisitions; StoneMor’s ability to successfully implement its strategic plan relating to completing asset divestitures and achieving operating improvements, including improving sales productivity and reducing operating expenses; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation, including but not limited to litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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